A.P. PHARMA, INC.
2007 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF STOCK OPTION

You have been granted an option to purchase Common Stock of A.P. Pharma, Inc. (the “Company”) as follows:

Committee Approval Date:                                       ___________________

Date of Grant:                                                             ___________________

Exercise Price per Share:                                          $__________________

Total Number of Shares Granted:                            ___________________

Total Exercise Price:                                                  $__________________

Type of Option:                                                          ______ Nonstatutory Stock Option

                  ______ Incentive Stock Option

Expiration Date:                                                          ___________________

Vesting Commencement Date:                                 ___________________

Vesting/Exercise Schedule:
So long as you are in Continuous Service with the Company, the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule:[___________ of the total number of Shares subject to the Option shall vest and become exercisable on the ______month anniversary of the Vesting Commencement Date and _______ of the total number of Shares subject to the Option shall vest and become exercisable on each monthly anniversary thereafter.]

Termination Period:    This Option may be exercised for ninety (90) days aftertermination of Optionee’s Continuous Service.  Optionee isresponsible for keeping track of these exercise periods following termination for any reason of his or her service relationship with the Company.  The Company will not provide further notice of such periods.

Transferability:                    This Option may not be transferred except as set forth inthe attached A.P. Pharma, Inc. Stock Option Agreement.

By your signature and the signature of the Company’ representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the A.P. Pharma, Inc. 2007 Equity Incentive Plan and the A.P. Pharma, Inc. Stock Option Agreement, both of which are attached and made a part of this document.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for service you rendered to the Company prior to your Vesting Commencement Date, and that nothing in the Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

OPTIONEE                                                                                     A.P. PHARMA, INC.

________________________________                                                                                                __________________________________
Name:
Title:

A.P. PHARMA, INC.

2007 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement") dated on the grant date ("Grant Date") as stated in the Notice of Stock Option Grant (“Notice of Grant”) between A.P. Pharma, Inc., a Delaware corporation (the "Company"), and ________________ ("Optionee"), is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the A.P. Pharma, Inc. 2007 Equity Incentive Plan (the "Plan"); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company or its delegates (the "Committee") has determined that Optionee shall be granted an option under the Plan as hereinafter set forth;

The parties hereby agree that the Company grants, effective as of the Grant Date, Optionee [an Incentive][a Nonstatutory] Stock Option (this "Option") to purchase the number of Shares, as stated in the Notice of Grant, of its $0.001 par value Common Stock (the "Shares") upon the terms and conditions set forth in the Notice of Grant and this Agreement.

1.           Plan Award.  This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.  If this Option is designated as an Incentive Stock Option, it is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and to the extent this Option does not qualify as an Incentive Stock Option under Applicable Laws, then it is intended to be and will be treated as a Nonstatutory Stock Option.  Notwithstanding the above, in the event that the Shares subject to this Option (and all other Incentive Stock Options granted to Optionee by the Company or any Subsidiary, including under other plans of the Company or any Subsidiary) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, this Option shall be treated as a Nonstatutory Stock Option, in accordance with Section 10(b) of the Plan.

2.           Exercise Price.  The exercise price applicable to this Option (meaning, the price Optionee must pay in order to purchase any Shares hereunder) shall be the price per Share as stated in the Notice of Grant.

3.           Vesting and Exercise of Option.  Subject to Optionee's not experiencing a Termination of Continuous Service during the stated vesting period, Optionee shall vest in and earn the right to exercise this Option on the vesting schedule as set forth in the Notice of Grant.

4.           Expiration.  This Option will expire ten (10) years from the Grant Date, unless sooner terminated or canceled in accordance with the provisions of the Plan.  This means that (subject to the continuing service requirement set forth in Section 3 above and subject to earlier termination upon certain other events as set forth in the Plan) this Option must be exercised, if at all, on or before the expiration date as stated in the Notice of Grant (the "Expiration Date").  If this Option expires on a stock exchange holiday or weekend day, this Option will expire on the last trading day prior to the holiday or weekend.  Optionee shall be solely responsible for exercising this Option, if at all, prior to its Expiration Date.  The Company shall have no obligation to notify Optionee of this Option's expiration.

5.           Exercise Mechanics.  This Option may be exercised by delivering to the Stock Plan Administrator at the Company's head office a [completed Exercise of Stock Option form] stating the number of Shares as to which the Option is exercised or by any other method the Committee has approved.  The notice must be accompanied by the payment of the full Option exercise price of such Shares.  Exercise shall not be deemed to have occurred unless and until Optionee has delivered to the Company (or its authorized representative) an approved notice of exercise, full payment of the exercise price for the Shares being exercised and payment of any applicable withholding taxes in accordance with Section 8 below.  Payment of the Option exercise price may be in cash; check or wire transfer; through an approved cashless-brokered exercise program, with other shares of the Company's Common Stock which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised (subject to the Company's discretion to withhold approval for such payment method at any time), cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price; provided that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the exercise price not satisfied by such reduction in the number of whole Shares to be issued; such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or a combination thereof to the extent permissible under Applicable Law.

6.           Termination of Continuous Service.  All rights of Optionee in this Option, to the extent that it has not previously become vested and been exercised, shall terminate upon Optionee's Termination of Continuous Service except as set forth in this Section 6.  The portion of the Option that relates to any Shares that were unvested and unexercisable as of the date of Optionee's Termination of Continuous Service shall terminate and expire effective immediately upon such date.  With respect to the vested and exercisable portion of the Option, and subject to the final sentence of this Section 6:

(i)           In the event of Termination of Continuous Service other than as a result of Optionee's death or disability or for Cause, any outstanding Options that were vested and exercisable as of the date of Termination of Continuous Service may be exercised by the Optionee until the earlier of [ninety (90) days] following the Optionee’s Termination of Continuous Service.

(ii)           In the event of Termination of Continuous Service as a result of Optionee's disability (including a Total and Permanent Disability), Optionee shall have twelve (12) months to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment;

(iii)           In the event of Termination of Continuous Service as a result of Optionee’s death, Optionee shall have twelve (12) months following the Optionee’s death to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of death; and

(iv)           In the event of Termination of Continuous Service for Cause, all rights of the Optionee in this Option, whether vested or unvested, shall terminate and expire effective immediately upon the first notification to Optionee of the Optionee’s Termination of Continuous Service.

Notwithstanding the above, in no event may an Option be exercised, even as to vested and otherwise exercisable Shares, after the Expiration Date set forth in Section 4 above.

7.           Transferability.  This Option generally is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and is exercisable only by Optionee during Optionee’s lifetime; provided however that if this Option is a Nonstatutory Stock Option, it may be transferred by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to "Immediate Family Members" (as defined below) of the Optionee.  "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

8.           Tax Matters.

(i)           Optionee is responsible for, and by accepting this Option agrees to bear, all taxes of any nature, including withholding taxes, interest or penalties arising out of the grant of this Option, the vesting or exercise of this Option or the subsequent sale of the Shares acquired pursuant to the exercise of this Option, or any violation of Code Section 409A that impacts this Option, that are legally imposed upon Optionee in connection with this Option, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on Optionee.  The Company has not provided any tax advice with respect to this Option or the disposition of the Shares.  Optionee should obtain advice from an appropriate independent professional adviser with respect to the taxation implications of any aspect of this Option, including the grant, vesting or exercise of this Option or the subsequent sale of any Shares.

(ii)           In the event that the Company or the Optionee’s employer, including any affiliate or subsidiary qualified to deduct tax at source (the “Employer”), is required to withhold any amount (including in connection with income tax, employment or payroll taxes, social security contributions or other similar amounts, with such obligation in aggregate referred to herein as the “Withholding Obligation”) as a result of any event occurring in connection with this Option, the Optionee shall make a cash payment to the Company as necessary to cover all applicable Withholding Obligations at or prior to the time the event giving rise to the Withholding Obligation occurs; provided that (a) the Company has the right to withhold a portion of the Shares otherwise to be delivered upon exercise of this Option having a Fair Market Value equal to the amount of the Withholding Obligation in accordance with such rules as the Company may from time to time establish, (b) the Company or the Employer has the right, and the Optionee in accepting this grant explicitly authorizes the Company, to deduct an amount equal to the Withholding Obligation from the Optionee’s compensation or (c) the Company may establish alternative procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Option.  The Optionee will receive a cash refund for any payment of cash or fraction of a surrendered share not necessary to satisfy the Withholding Obligations.

(iii)           Optionee acknowledges and agrees that the ultimate liability for any tax-related item legally due by Optionee is and remains Optionee’s responsibility and that the Company and or the Employer (a) make no representations or undertakings regarding the treatment of any such tax items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option or the subsequent sale of the Shares acquired upon exercise of this Option; and (b) do not commit to structure the terms or any aspect of this Option to reduce or eliminate the Optionee’s liability for such tax items.  The Company may refuse to honor the exercise of this Option and refuse to deliver the Shares if Optionee fails to comply with Optionee’s obligations in connection with the satisfaction of the Withholding Obligations.

9.           Optionee Acknowledgements.  By accepting the grant of this Option, Optionee acknowledges and agrees that the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement.  Optionee acknowledges that all decisions with respect to future grants, if any, will be at the sole discretion of the Company.  Optionee's participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate Optionee's service relationship at any time with or without cause and it is expressly agreed and understood that the service relationship is terminable at the will of either party, insofar as permitted by law.  Optionee agrees that this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of Optionee's service contract, if any.  This Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law.  In the event that Optionee does not have a service relationship with the Company, this Option grant will not be interpreted to form a service contract or relationship with the Company, the Employer or any Subsidiary or Affiliate of the Company.  Optionee acknowledges that the future value of the underlying Shares is unknown, may increase or decrease in the future, and cannot be predicted with certainty.  In consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from Optionee's Termination of Continuous Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of Applicable Laws).

10.           Data Transfer.  Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee's personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee's participation in the Plan.  Optionee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Optionee's favor for the purpose of implementing, managing and administering the Plan ("Data").  Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee's country or elsewhere and that the recipient country may have different data privacy laws and protections than Optionee's country.  Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s [Stock Plan Administrator].  Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon the exercise of this Option.  Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan.  Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s [Stock Plan Administrator] in writing. Optionee understands that refusing or withdrawing consent may affect Optionee's ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, Optionee may contact the Company’s [Stock Plan Administrator] at the Company.

11.           Copies of Plan Materials.  Optionee acknowledges that Optionee has received a copy of the Plan from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from [the Company's website at http://www.appharma.com/_______].  Optionee acknowledges that copies of the Plan and stockholder information are also available upon written or telephonic request to the Company’s [Stock Plan Administrator].

12.           Entire Agreement; Plan Controls.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee's interest except by means of a writing signed by the Company and Optionee.  This Agreement is governed by the laws of the state of Delaware.  In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern.  Capitalized terms used but not defined in this Agreement or the Notice of Grant have the meanings assigned to them in the Plan.  Certain other important terms governing this Agreement are contained in the Plan.

Accepted by Optionee: _________________________________ [Optionee Name]	A.P. PHARMA, INC. By: __________________________________ Name:________________________________ Title: _________________________________

I, __________________, spouse of __________________ (the “Optionee’), have read and hereby approve the foregoing Agreement.  In consideration of the Company’s granting my spouse the right to purchase Shares of the Company’s common stock as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or other such interest shall hereby be similarly bound by the Agreement.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.
________________________________
Spouse of Optionee

RETAIN THIS AGREEMENT FOR YOUR RECORDS

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